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                                                                      Exhibit 99

   ENGAGE ANNOUNCES PLAN TO COMPLETE INTEGRATION, IMPROVE MARGINS, AND FURTHER
                   REDUCE EXPENSES IN DRIVE FOR PROFITABILITY

    Streamlined, integrated company to deliver enterprise marketing software and interactive media for synchronized, multi-channel marketing;

        Company to provide further guidance on January 17 conference call

ANDOVER, MA, JANUARY 4, 2001 - Engage, Inc. (Nasdaq: ENGA), a leading enterprise marketing software and interactive media company, today announced a new operational strategy designed to strengthen the company and accelerate its path to profitability. Engage has simplified its organizational structure in an effort to increase operational efficiencies, improve margins and further reduce expenses. As a result, over the next several months employee headcount will be reduced by 550 or approximately 50%, through a combination of layoffs, job eliminations and attrition.

The new, streamlined Engage is built to leverage the company's unique combination of enterprise marketing software and interactive media for synchronized, multi-channel marketing.

"Engage is delivering solutions that address the need of companies to make interactive marketing an integrated part of their overall sales and marketing efforts," said Tony Nuzzo, president and CEO, Engage. "As interactive marketing continues to evolve and mature, Engage's software, combined with its media network, enables marketers to synchronize programs delivered over interactive and emerging media with those delivered over more traditional channels."

Engage will become a more simplified organization with integrated sales, client service, marketing and engineering functions, and is implementing operational efficiencies, enabling it to eliminate numerous duplicate positions. Once fully implemented, the workforce reduction and other operational changes are expected to generate annualized improvements in operating margins and cost reductions of approximately $120 - $150 million. The company expects to incur restructuring charges as part of this action. The cash impact of these charges is expected to be approximately $17 - $20 million. The non-cash components of the restructuring charges are expected to be $23 - $25 million.

"We believe this major restructuring is necessary to enable the company to position itself for future growth and to significantly reduce costs. We are creating a fully integrated company with internal dynamics that facilitate more effective communication and decision making," Nuzzo said.

Through these actions, Engage is integrating its multiple businesses, management teams and operating units into a single, cohesive organization which will include two worldwide sales and service operations groups - software and media. The company expects to benefit from consolidated operations for software and media sales,

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marketing and engineering. Furthermore, Engage is implementing a number of changes that are expected to improve operational efficiency and margin growth within each operating group.

These include:

     o Increasing focus on software, which is designed to increase the proportion of the company's revenues generated by software solutions, which have higher gross margins than Engage's other businesses. This in turn is expected to have a positive impact on Engage's overall margins;

     o Consolidating offices, including moving the principal operations of the media business group from San Francisco to Engage headquarters in Andover;

     o In its media business, renegotiating agreements with some of its network Web sites to increase the percentage of revenue retained by Engage;

     o    An ongoing emphasis on improving operational efficiencies; and

     o Combining ad serving for its media network and AdKnowledge services onto the media network platform, while continuing to support its AdManager software.

The two worldwide sales and service operations groups have direct responsibility for customer sales and service, combined with revenue forecasts and attainment. The worldwide software sales and service group, led by Dean Wiltse, is focused on delivering enterprise marketing software solutions to both traditional marketers and e-marketers to enable them to manage and deliver targeted, synchronized marketing programs across multiple channels. Tom Rothfels will head the worldwide media sales and service group which is focused on delivering precisely targeted and optimized online marketing programs that can be measured against response, sales or branding objectives.

The worldwide engineering group, led by co-founder Daniel Jaye, is responsible for end-to-end product delivery and network operations. Betsy Zikakis will lead the worldwide marketing group which will consolidate all product and corporate marketing under one organization and will be responsible for lead generation, sales support and product management. Each group is responsible for making a positive contribution to gross margin improvements.

The company's goal is to achieve break even on a cash earnings basis by the exit of the fourth fiscal quarter 2001. Cash earnings excludes amortization of goodwill and other intangible assets, stock compensation, in-process R&D, restructuring and acquisition costs. As of the end of November, 2000, the company held $100 million in cash, cash equivalents and short-term securities as previously reported. The company believes that its cash and cash equivalents will be sufficient to fund Engage's operations through profitability.

Engage will host a conference call on January 17, 2001 at 4:30 p.m. EST to provide further guidance. A live Web cast will be accessible at www.engage.com/investor.

ABOUT ENGAGE(R)
Engage, Inc. (Nasdaq: ENGA) is a leading enterprise marketing software and

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interactive media company. A majority-owned operating company of CMGI, Engage enables companies to harness the power of interactive marketing to create more loyal customers, maximize revenue, and increase their brand's visibility and recognition. Based in Andover, Massachusetts, Engage has European headquarters in London and offices worldwide. For more information on Engage please call 877-U-ENGAGE or visit www.engage.com.

Statement Under the Private Securities Litigation Reform Act
This press release includes forward-looking information. All statements other than statements of historical fact, including without limitation, statements regarding the Company's intention to create a simpler, more efficient company, the Company's ability to increase operational efficiencies and improve gross margins, the expected benefits from consolidated operations, and the Company's belief that its cash and cash equivalents will be sufficient to fund its operations through profitability are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, which could cause Engage's future results of operations to differ materially from those anticipated. These risks include our ability to reduce expenses and improve gross margins, growth in online advertising, our ability to increase sales of our software and media offerings, the impact of competition within our industry, our ability to enter into additional strategic relationships, and other risks detailed in Engage's 2000 Annual Report on Form 10-K and from time to time in Engage's other reports filed with the SEC.

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